Exhibit 99.1

NEWS RELEASE

July 24, 2018

AVANGRID Reports Second Quarter 2018 Earnings Results & Reaffirms 2018 Earnings Outlook

•	2Q ’18 consolidated U.S. GAAP net income of $107 million, or $0.35 per share; consolidated non-U.S. GAAP adjusted net income of $128 million, or $0.41 per share

•	Reaffirms 2018 earnings per share outlook of $2.16-$2.46 on a U.S. GAAP basis and $2.22-$2.50 on a non-U.S. GAAP adjusted basis; guiding to the lower half of the 2018 earnings per share range

•	Executed a contract for additional ~158 mega-watts (MW) for a new wind project; ~497 MW wind & solar projects currently under construction

•	Completed the sale of Gas Storage businesses

•	Increased annual dividend to $1.76 per share; 3Q ’18 dividend of $0.44 per share declared

•	The 800 MW offshore wind project of Vineyard Wind, a 50/50 partnership with Copenhagen Infrastructure Partners (CIP), was selected in the Massachusetts (MA) 83C clean energy request for proposal

•	New England Clean Energy Connect (NECEC) transmission project executed 20-year transmission service agreements with the MA electric distribution companies

(Orange, CT – July 24, 2018) Today AVANGRID, Inc. (NYSE: AGR) reported consolidated U.S. GAAP net income of $107 million, or $0.35 per share, for the second quarter ended June 30, 2018, compared to $120 million, or $0.39 per share, for the same period in 2017. For the first six months of 2018, consolidated net income was $351 million, or $1.13 per share, compared to $359 million, or $1.16 per share, for the first six months of 2017.

Excluding the Gas Storage and Trading businesses and certain losses related to its sale, restructuring charges, Tax Act-related adjustments, mark-to-market adjustments, and income from collateral received from two Renewables’ contracts, non-U.S. GAAP consolidated adjusted net income was $128 million, or $0.41 per share, for the quarter ended June 30, 2018, compared to $143 million, or $0.46 per share, for the same period in 2017. For the first six months of 2018, non-U.S. GAAP consolidated adjusted net income was $371 million, or $1.20 per share, compared to $369 million, or $1.19 per share, in 2017.

“During the second quarter, we completed the sale of the Gas Storage business, filed new rate plans for Connecticut Natural Gas and Berkshire Gas and we executed on ~158 MW new wind contract, securing ~1,605 MW or ~58% of our long-term outlook through 2022,” commented James P. Torgerson, chief executive officer of AVANGRID. “In addition, all of our Renewables’ projects under construction remain on schedule for their expected in-service dates and we continued with the implementation of our multi-year rate plans in New York and Connecticut.”

“Vineyard Wind, our 50/50 partnership with CIP, was selected to build an 800 MW offshore wind project off the coast of Massachusetts, which will be the first large-scale offshore wind farm in the U.S.,” highlighted Torgerson. “Both Vineyard Wind and the NECEC transmission projects show our strong capabilities and commitment to deliver clean energy to the region.”

“For the first half of the year, we experienced some setbacks in earnings due to a number of minor non-deferrable storms and storm-related costs in Networks, lower than our normal wind generation, and transmission-related interruptions at two of our wind farms,” added Torgerson. “Despite these setbacks, we remain on track to meet our adjusted earnings per share outlook for the year of $2.22-$2.50 per share. As we look to the remainder of the year, we will continue to focus on the execution of our capital investment plan as well as effectively managing our operating costs.”

Net income and earnings per share for the second quarter and first six months of 2018 and 2017 on a U.S. GAAP basis and a non-U.S. GAAP adjusted basis are set forth below:

	GAAP Net Income (Loss) - $M
	Three Months ended June 30,			Six months ended June 30,
	2018	2017	‘18 vs ‘17	2018	2017	‘18 vs ‘17
Networks	$79	$96	$(17)	$279	$268	$11
Renewables	71	31	40	121	100	21
Corporate	(25)	10	(35)	(30)	5	(35)
Gas Storage	(18)	(16)	(2)	(19)	(14)	(5)

Net Income	$107	$120	$(13)	$351	$359	$(8)

	GAAP Earnings (Loss) Per Share
	Three Months ended June 30,			Six months ended June 30,
	2018	2017	‘18 vs ‘17	2018	2017	‘18 vs ‘17
Networks	$0.26	$0.31	$(0.05)	$0.90	$0.87	$0.03
Renewables	0.23	0.10	0.13	0.39	0.32	0.07
Corporate	(0.08)	0.03	(0.11)	(0.10)	0.02	(0.11)
Gas Storage	(0.06)	(0.05)	(0.01)	(0.06)	(0.05)	(0.02)

Earnings Per Share	$0.35	$0.39	$(0.04)	$1.13	$1.16	$(0.03)

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5
Amounts may not add due to rounding

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended June 30,			Six months ended June 30,
	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17
Networks	$79	$96	$(17)	$280	$268	$12
Renewables	68	38	30	115	97	18
Corporate	(18)	10	(28)	(23)	5	(29)

Adjusted Net Income	$128	$143	$(15)	$371	$369	$2

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended June 30,			Six months ended June 30,
	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17
Networks	$0.26	$0.31	$(0.05)	$0.90	$0.87	$0.04
Renewables	0.22	0.12	0.10	0.37	0.31	0.06
Corporate	(0.06)	0.03	(0.09)	(0.08)	0.02	(0.09)

Adjusted Earnings Per Share	$0.41	$0.46	$(0.05)	$1.20	$1.19	$0.01

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of the release.

The following results for AVANGRID’s business segments are reported in U.S. GAAP.

Avangrid Networks

For the second quarter 2018, Avangrid Networks earned $79 million, or $0.26 per share, compared to $96 million, or $0.31 per share, in 2017. Earnings for the first six months of 2018 were $279 million, or $0.90 per share, compared to $268 million, or $0.87 per share, for the same period in 2017. Earnings in 2018 compared to 2017 benefitted primarily from the implementation of the multi-year rate plans in New York and Connecticut, including a new three-year rate plan for The Southern Connecticut Gas Company effective January 1, 2018 and ongoing implementation of best practices. These benefits were offset by non-deferrable storm-related costs (minor storms and related impacts).

Avangrid Renewables

For the second quarter 2018, Avangrid Renewables earned $71 million, or $0.23 per share, compared to $31 million, or $0.10 per share, for the same period in 2017. Earnings for the first six months of 2018 were $121 million, or $0.39 per share, compared to $100 million, or $0.32 per share, for the same period in 2017. Earnings in 2018 compared to 2017 benefitted from increased wind generation from new capacity (though below our normal), income from collateral received for two contracts relating to a counterparty bankruptcy proceeding (no net income impact by year-end), and a lower Federal tax rate. These benefits were partially offset by the impact of transmission-related issues at two new wind farms, less favorable mark-to-market adjustments and expiring production tax credits. Earnings in the second quarter of 2018 compared to 2017 also benefitted from the absence of a discrete tax item that increased income taxes in 2017.

Corporate

For the second quarter 2018, Corporate incurred a net loss of $25 million, or $0.08 per share, compared to a net income of $10 million, or $0.03 per share, for the same period in 2017. For the first six months of 2018, Corporate incurred a net loss of $30 million, or $0.10 per share, compared to net income of $5 million, or $0.02 per share, in 2017. Earnings in 2018 compared to 2017 reflect finance expenses associated with new long-term debt issued in November 2017, the elimination of intercompany interest income from the Gas Storage Businesses in 2018, and the consolidating rate adjustment true-up to AVANGRID’s effective tax rate.

Gas Storage

The sale of the Gas Trading and Gas Storage businesses were completed on March 1 and May 1, 2018, respectively. For the second quarter 2018, Gas Storage incurred a net loss of $18 million, or $0.06 per share, compared to a net loss of $16 million, or $0.05 per share, for the same period in 2017. For the first six months of 2018, Gas Storage incurred a net loss of $19 million, or $0.06 per share, compared to net loss of $14 million, or $0.05 per share, compared to the first six months of 2017.

Outlook

AVANGRID reaffirms its U.S. GAAP consolidated earnings outlook for 2018 of $2.16-$2.46 per share and its adjusted non-U.S. GAAP consolidated earnings outlook of $2.22-$2.50 per share, though AVANGRID is now guiding to the lower half of the range for 2018 due to unforeseen, unfavorable earnings impacts in the first six months of 2018. AVANGRID believes the adjusted consolidated earnings outlook is useful in understanding and evaluating actual and projected financial performance of the company. Details of the earnings components are as follows:

Outlook - Estimated EPS As of July 24, 2018
	U.S. GAAP	Non-U.S. GAAP Adjusted(1)
Networks	$1.78 - $1.86	$1.78 - $1.86
Renewables	$0.55 - $0.70	$0.55 - $0.70
Corporate	($0.15) - ($0.05)	($0.15) - ($0.05)
Gas Storage	($0.06) - ($0.03)	N/A
EPS	$2.16 - $2.46	$2.22 - $2.50

Amounts may not add due to rounding; Estimates are not expected to be additive.

Assumes approx. 309.5 million shares outstanding

(1) Adjusted EPS excludes the Gas Storage business.

Webcast

AVANGRID will webcast an audio-only financial presentation in conjunction with releasing second quarter 2018 earnings today beginning at 10:00 A.M. Eastern time. The webcast will feature a presentation from Avangrid’s CEO, James P. Torgerson and other members of the executive team, and can be accessed through the Investor Relations’ section of Avangrid’s website at www.avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with $31 billion in assets and operations in 24 U.S. states. AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving 3.2 million customers in New York and New England. Avangrid Renewables owns and operates 7.1 gigawatts of electricity capacity, primarily through wind power, with a presence in 22 states across the United States. AVANGRID employs approximately 6,500 people. AVANGRID supports the U.N.’s Sustainable Development Goals, received a Climate Development Project climate score of “A-,” the top score received in the utilities sector, and has been recognized for two consecutive years by Ethical Boardroom as the North American utility with the “best corporate governance practices.” For more information, visit www.avangrid.com.

Forward Looking Statements

Forward Looking Statements: This news release contains a number of forward-looking statements. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “future,” “would,” “could,” “can,” “expect(s,)” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),”“assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)”“can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward-looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition of the business and other statements that are not historical facts. Such statements are based upon the reasonable current beliefs, expectations, and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: our future financial performance, anticipated liquidity and capital expenditures; actions or inactions of local, state or federal regulatory agencies; success in retaining or recruiting, our officers, key employees or directors; changes in levels or timing of capital expenditures; adverse developments in general market, business, economic, labor, regulatory and political conditions; fluctuations in weather patterns; technological developments; the impact of any cyber-breaches, grid disturbances, acts of war or terrorism or natural disasters; the impact of any change to applicable laws and regulations affecting operations, including those relating to environmental and climate change, taxes, price controls, regulatory approvals and permitting; and other presently unknown or unforeseen factors. Additional risks and uncertainties are set forth under the “Risk Factors” in the AVANGRID, Inc. Annual Report on Form 10-K for the year ended December 31, 2017, and the AVANGRID, Inc. Quarterly Report on Form 10-Q for the three months ended March 31, 2018, which are on file with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, AVANGRID considers certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and EPS. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries because it eliminates the impact of financing and certain non-cash charges as well as allow for an evaluation of AVANGRID with a focus on the performance of its core operations. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We provide adjusted net income and adjusted earnings per share, which are adjusted to reflect the effect of mark-to-market changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, adjustments for the non-core Gas Storage business including certain losses related to its sale, restructuring charges primarily associated with reorganizing to better align our people resources with business demands and priorities as part of the Forward 2020+ program, income from cash collateral released in excess of outstanding receivables from a bankruptcy proceeding authorization with a Renewables customer regarding two power purchase agreements and impact from measurement of deferred income tax balances as a result of the Tax Act enacted by the U.S. federal government on December 22, 2017. We believe that presenting these non-GAAP financial measures is useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also provide adjusted EPS, which is adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID, and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months ended		Six months ended
	June 30,		June 30,
($M)	2018	2017	2018	2017
Operating Revenues	$1,402	$1,331	$3,267	$3,089
Operating Expenses
Purchased power, natural gas and fuel used	279	242	855	707
Loss from assets held for sale	10	—	15	—
Operations and maintenance	533	493	1,060	1,015
Depreciation and amortization	215	206	418	403
Taxes other than income taxes	143	138	294	285

Total Operating Expenses	1,180	1,079	2,642	2,410

Operating Income	222	252	625	679

Other Income and (Expense)
Other expense	(20)	(21)	(41)	(37)
Earnings from equity method investments	5	1	7	3
Interest expense, net of capitalization	(70)	(68)	(144)	(139)

Income Before Income Tax	137	164	447	506

Income tax expense	27	44	99	147

Net Income	110	120	348	359

Less: Net income (loss) attributable to noncontrolling interests	3	—	(3)	—

Net Income Attributable to Avangrid, Inc.	$107	$120	$351	$359

Earnings per Common Share, Basic:	$0.35	$0.39	$1.13	$1.16

Earnings per Common Share, Diluted:	$0.34	$0.39	$1.13	$1.16

Weighted-average Number of Common Shares Outstanding (M):
Basic	309.5	309.5	309.5	309.5
Diluted	309.7	309.8	309.7	309.8

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

($M)	June 30, 2018	December 31, 2017
ASSETS
Current assets	$1,700	$2,260
Net property, plant & equipment in service	21,456	21,244
Total property, plant & equipment	22,917	22,669
Regulatory assets	2,722	2,738
Goodwill	3,127	3,127
Other assets	910	877

Total Assets	$31,376	$31,671

LIABILITIES AND EQUITY
Current liabilities	2,340	3,114
Regulatory liabilities	3,294	3,252
Other non-current liabilities	5,013	5,013
Non-current debt	5,261	5,196

Total Liabilities	15,908	16,575

EQUITY
Common stock	3	3
Additional paid-in-capital	13,655	13,653
Treasury stock	(12)	(8)
Retained earnings	1,550	1,475
Accumulated other comprehensive loss	(61)	(46)

Total Stockholders’ Equity	15,135	15,077

Noncontrolling interests	333	19
Total Equity	15,468	15,096

Total Liabilities & Equity	$31,376	$31,671

Amounts may not add due to rounding

Avangrid, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Six months ended June 30,
$M	2018	2017
Cash Flow from Operating Activities:
Net income	$348	$359

Net Cash Provided by Operating Activities	983	925

Cash Flow from Investing Activities:
Capital expenditures	(751)	(1,069)
Contributions in aid of construction	23	21
Proceeds from sale of assets	136	3
Proceeds from sale of other investment	—	5
Cash distribution from equity method investments	2	2
Other investments and equity method investments, net	(16)	(7)

Net Cash Used in Investing Activities	(606)	(1,045)

Cash Flow from Financing Activities:
Non-current note issuance	325	294
Repayments of non-current debt	(65)	(23)
(Repayments) receipts of other short-term debt, net	(539)	158
Payments on tax equity financing arrangements	—	(60)
Repayments of capital leases	(12)	(31)
Repurchase of common stock	(4)	(3)
Issuance of common stock	(2)	(1)
Distributions to noncontrolling interests	(22)	—
Contributions from noncontrolling interests	220	—
Dividends paid	(267)	(268)

Net Cash (Used in) Provided by Financing Activities	(366)	66

Net Increase (Decrease) in Cash, Cash Equivalents and Restricted	11	(54)

Cash, Cash Equivalents and Restricted Cash, beginning of period	46	96

Cash, Cash Equivalents and Restricted Cash, end of period	$57	$42

Amounts may not add due to rounding

Reconcilation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Non-GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended June 30,			Six months ended June 30,
	2018	2017	‘18 vs ‘17	2018	2017	‘18 vs ‘17
Networks	$79	$96	$(17)	$279	$268	$11
Renewables	71	31	40	121	100	21
Corporate	(25)	10	(35)	(30)	5	(35)
Gas Storage	(18)	(16)	(2)	(19)	(14)	(5)

Net Income	$107	$120	$(13)	$351	$359	$(8)
Adjustments:
Restructuring charges	—	—	—	1	—	1
Mark-to-market adjustments - Renewables	3	11	(8)	(1)	(6)	5
Loss from held for sale measurement	10	—	10	15	—	15
Income from release of collateral - Renewables	(7)	—	(7)	(7)	—	(7)
Impact of the Tax Act	7	—	7	7	—	7
Income tax impact of adjustments*	7	(4)	11	17	2	15
Gas Storage, net of tax	2	16	(14)	(11)	14	(25)

Adjusted Net Income	$128	$143	$(15)	$371	$369	$2

*	2018: Income tax impact of adjustments: $0.3M from mark-to-market (MtM) adjustment - Renewables, $1.9M from release of collateral - Renewables, $(0.3)M from restructuring charges - Networks, $15M from loss from held for sale measurement - Gas.

*	2017: Income tax impact of adjustments: $2M from MtM adjustment-Renewables.

	Non-GAAP Adjusted Net Income (Loss) - $M
	Three Months ended June 30,			Six months ended June 30,
	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17
Networks	$79	$96	$(17)	$280	$268	$12
Renewables	68	38	30	115	97	18
Corporate	(18)	10	(28)	(23)	5	(29)

Adjusted Net Income	$128	$143	$(15)	$371	$369	$2

Reconcilation of Non-U.S. GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Adjusted Non-GAAP Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months ended June 30,			Six months ended June 30,
	2018	2017	‘18 vs ‘17	2018	2017	‘18 vs ‘17
Networks	$0.26	$0.31	$(0.05)	$0.90	$0.87	$0.03
Renewables	0.23	0.10	0.13	0.39	0.32	0.07
Corporate	(0.08)	0.03	(0.11)	(0.10)	0.02	(0.11)
Gas Storage	(0.06)	(0.05)	(0.01)	(0.06)	(0.05)	(0.02)

Earnings Per Share	$0.35	$0.39	$(0.04)	$1.13	$1.16	$(0.03)
Adjustments:
Restructuring charges	—	—	—	0.00	—	0.00
Mark-to-market adjustments - Renewables	0.01	0.04	(0.03)	(0.00)	(0.02)	0.01
Loss from held for sale measurement	0.03	—	0.03	0.05	—	0.05
Income from release of collateral - Renewables	(0.02)	—	(0.02)	(0.02)	—	(0.02)
Impact of the Tax Act	0.02	—	0.02	0.02	—	0.02
Income tax impact of adjustments*	0.02	(0.01)	0.04	0.05	0.01	0.05
Gas Storage, net of tax	0.01	0.05	(0.04)	(0.03)	0.05	(0.08)

Adjusted Earnings Per Share	$0.41	$0.46	$(0.05)	1.20	$1.19	$0.01

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

*	2018: EPS Income tax impact of adjustments: $0.00 from mark-tomarket (MtM) adjustment - Renewables, $0.02 from release of collateral - Renewables, $(0.00) from restructuring charges - Networks, $0.03 from loss from held for sale measurement.

*	2017: EPS Income tax impact of adjustments: $0.01 from MtM adjustment - Renewables.

	Non-GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended June 30,			Six months ended June 30,
	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17	Adjusted 2018	Adjusted 2017	Adjusted ‘18 vs ‘17
Networks	$0.26	$0.31	$(0.05)	$0.90	$0.87	$0.04
Renewables	0.22	0.12	0.10	0.37	0.31	0.06
Corporate	(0.06)	0.03	(0.09)	(0.08)	0.02	(0.09)

Adjusted Earnings Per Share	$0.41	$0.46	$(0.05)	$1.20	$1.19	$0.01

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding